ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CRI TOLLING, LLC

AND

COLOR RESOURCES, LLC

DATED AS OF AUGUST 26, 2013

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is dated as of August 26, 2013, by and between CRI Tolling, LLC, a South Carolina limited liability company (the “Buyer”), and Color Resources, LLC, a Delaware limited liability company (the “Seller”). Seller and Buyer may each be referred to herein individually as a “Party” and together as the “Parties”.
WHEREAS, Seller is in the business of toll manufacturing and selling industrial chemical products (the “Business”).
WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, transfer and convey or cause to be sold assigned, transferred and conveyed the Purchased Assets (as defined herein) and the Assumed Liabilities (as defined herein), upon the terms and conditions hereinafter set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:
SECTION 1. DEFINED TERMS

Certain defined terms used in this Agreement and not specifically defined in context shall have their respective meanings contained in Exhibit 1 attached hereto, the provisions of which are hereby incorporated into and made a part of this Agreement by reference.

SECTION 2. THE TRANSACTION

2.1    Sale and Purchase of Purchased Assets. On the Closing Date, effective to the fullest extent possible at 12:01 a.m. Eastern Time, subject to the other terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, all of Seller's right, title and interest in and to all of the Purchased Assets free and clear of any Encumbrances, and Seller shall assign to Buyer, and Buyer shall assume, the Assumed Liabilities of Seller.

2.1.1    Purchased Assets. The “Purchased Assets” means substantially all of the assets owned or held by Seller and used in the Business, including but not limited to those assets set forth below, but excluding the Excluded Assets:

2.1.1.1     All of Seller's inventory, materials and supplies including, but not limited to, those listed on Schedule 2.1.1.1 (collectively, the “Inventory”).

2.1.1.2     All of Seller's Trade Accounts Receivable including, but not limited to, those listed on Schedule 2.1.1.2.

2.1.1.3     All of Seller's fixed assets, equipment, computers, fixtures and furniture including, but not limited to, the items listed on Schedule 2.1.1.3 (the “Fixed Assets”).

2.1.1.4     All of Seller's rights and interests in the purchase orders and contracts including, but not limited to, those listed on Schedule 2.1.1.4 (the “Purchase Orders and Contracts”).

2.1.1.5     All of Seller's rights and interests in the leases listed on Schedule 2.1.1.5 (the “Leases”).
2.1.1.6     All of Seller's current, former and prospective customer lists and customer sales files relating to the Business (the “Customer Lists”).

2.1.1.7    Copies of all of Seller's employment and personnel records relating to Transferred Employees, and all books and records relating or pertaining to the Business, including all sales records and similar data, to the extent transferrable by law (collectively, the “Records”).

2.1.1.8     The Intellectual Property held, used or owned by Seller, including, without limitation, that set forth on Schedule 2.1.1.8.

2.1.1.9     All of Seller's Trade Secrets relating to the Business, including, but not limited to, the formulae listed on Schedule 2.1.1.9.

2.1.1.10 All licenses and permits, to the extent transferrable, used by Seller and necessary to conduct the Business as it is currently being conducted, including any Environmental Permits and those listed on Schedule 2.1.1.10 (the “Licenses and Permits”).

2.1.1.11 All of Seller's customer prepaids and customer deposits.

2.1.1.12 All other tangible and intangible properties which historically have been used or held for use in connection with the Business including, without limitation, all goodwill related to the Business, all personal property reflected on Seller's balance sheet as of June 30, 2013, with such additions thereto as may have arisen after the date thereof, excluding (i) assets sold or disposed of since that date in the ordinary course of business and (ii) assets which are included in the Excluded Assets.

2.1.2    Excluded Assets. Seller's cash and the other assets specifically listed on Schedule 2.1.2 are not included in the Purchased Assets (collectively, the “Excluded Assets”).

2.1.3    Assumed Liabilities. At the Closing, Buyer will not assume any of the liabilities, obligations or debt of Seller except the following explicitly listed liabilities and then only to the extent solely related to the Purchased Assets (the “Assumed Liabilities”):

2.1.3.1 All liabilities for and obligations of Seller relating to the Purchased Assets to be performed after the Closing arising from the Purchase Orders and Contracts, Licenses and Permits or Leases to be assigned to Buyer under Sections 2.1.1.4, 2.1.1.5 and 2.1.1.10, other than liabilities and obligations arising from breaches thereof prior to the Closing.

2.1.3.2 All employee-related liabilities and obligations with respect to Transferred Employees, which relate to matters or events arising after the Closing to the extent related to their employment with Buyer after the Closing. For the avoidance of doubt, Buyer shall not assume from Seller any liability for accrued vacation or any other accrued benefit earned by the Transferred Employees prior to Closing.

2.1.3.3 The Trade Accounts Payable listed on Schedule 2.1.3.3.

2.1.4    No Other Liabilities. Except as otherwise set forth in this Agreement, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities of Seller other than as specifically included in the Assumed Liabilities. All such liabilities not being assumed, including, but not limited to, the

Lease Agreement between Color Resources, LLC and RWJ Enterprises, LLC dated January 1, 2008, as amended by that certain First Amendment to Lease Agreement dated as of July 21, 2008 (the “Facility Lease”), Seller's short and/or long-term debt and other unassumed accrued and deferred expenses are referred to herein as the “Excluded Liabilities.”

SECTION 3. PURCHASE PRICE AND ALLOCATION

3.1    Purchase Price. Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount equal to One Million One Hundred Thousand and NO/100 U.S. Dollars ($1,100,000.00) payable from Buyer to Seller at Closing via wire transfer of immediately available funds.

3.2    Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price will be allocated to the Purchased Assets for all purposes (including Tax and financial accounting purposes) as set forth on Schedule 3.2. The allocation of the Purchase Price is intended to comply with the requirements of Section 1060 of the Internal Revenue Code. Buyer and Seller shall file Internal Revenue Service Form 8594, Asset Acquisition Statement under Section 1060 of the Internal Revenue Code, with their respective income tax returns (including amended returns and claims for refund) for the taxable year that includes the date of Closing and information reports in a manner consistent with such allocation. Buyer and Seller agree to satisfy all of the reporting requirements of Section 1060 of the Internal Revenue Code.

SECTION 4. CLOSING

4.1    Closing /Closing Date. The closing (the “Closing”) shall take place at the offices of LeClairRyan, A Professional Corporation, 951 East Byrd Street, Eighth Floor, Richmond, Virginia 23219 at 10:30 a.m. local time on the date of this Agreement (the “Closing Date”). The Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously and become effective as of 12:01 a.m. Eastern Time on the Closing Date.

4.2    Deliveries of Seller. At or prior to the Closing, Seller shall execute and/or deliver the following items:
4.2.1    An executed Bill of Sale in the form of Exhibit 4.2.1 attached;

4.2.2    An executed Assignment and Assumption Agreement in the form of Exhibit 4.2.2 attached hereto;

4.2.3    A copy of the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereunder;

4.2.4    Copies of the Consents and approvals of the Persons listed on Schedule 4.2.4 attached hereto;

4.2.5    Evidence, in substance and form reasonably satisfactory to Buyer, that the “tail” insurance coverage attached as Exhibit 4.2.5 hereto is fully in place (the “Tail Policy”);

4.2.6    A written document, executed by Seller, terminating the Facility Lease pursuant to Section 7.11, in form and substance acceptable to Buyer;

4.2.7    A non-competition, non-solicitation and confidentiality agreement, executed by Tony Jones, in form and substance acceptable to Buyer;

4.2.8    Evidence, in substance and form reasonably satisfactory to Buyer, that the Purchased Assets are being transferred to Buyer free and clear of all Encumbrances other than Permitted Encumbrances; and
4.2.9    Such additional documents as Buyer may reasonably request.

4.3    Deliveries of Buyer.

4.3.1    The Purchase Price by wire transfer of immediately available funds pursuant to a wire direction letter provided by Seller to Buyer;

4.3.2    An executed Assignment and Assumption Agreement in the form of Exhibit 4.2.2 attached hereto;

4.3.3    A written document, executed by Buyer or its appropriate Affiliate, terminating the Facility Lease pursuant to Section 7.11, in form and substance acceptable to Seller;

4.3.4    A non-competition, non-solicitation and confidentiality agreement, executed by Tony Jones, in form and substance acceptable to Buyer; and

4.3.5    Such additional documents as Seller may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to Buyer, as set forth below in this Section 5.

5.1    Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization. Seller possesses the full limited liability company power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller is qualified or registered in all jurisdictions in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary other than those in which the failure to qualify would not have a material adverse effect on the Seller.

5.2    Authority; Non-Contravention.

5.2.1    Seller has the right, power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement constitutes a legal, valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws affecting creditors' rights generally.

5.2.2    Neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by Seller will directly or indirectly (with or without notice or lapse of time):

5.2.2.1 contravene, conflict with or result in a violation of (a) any of the provisions of the articles or certificates of formation, or other organizational documents of Seller or (b) any resolution adopted by the Board of Directors of Seller;

5.2.2.2 contravene, conflict with or result in a violation or breach of, or result in a material default under, any provision of, any material agreement, contract or other instrument of which Seller is a party except as set forth on Schedule 5.2.2.2; or

5.2.2.3 violate any Law or regulation, or any Judgment, order or decree of any court, Governmental Body, commission, agency or arbitrator, applicable to Seller, any of the Purchased Assets or the Business.

5.2.3    Except as set forth on Schedule 5.2.3, Seller neither is nor will be required to make any filing with or give any notice to, or obtain any material Consent from, any Person in connection with the execution and delivery of this Agreement, or the consummation or performance of any of the transactions contemplated hereby.

5.3    Title to Purchased Assets. Seller owns all of the Purchased Assets and has the right to transfer all of its rights, title and interest in such Purchased Assets, free and clear of any Encumbrance.

5.4    Trade Accounts Receivable and Payable. The Trade Accounts Receivable as of the Closing Date will be reflected on Schedule 2.1.1.2 and are associated directly with the Business. Such receivables have arisen in the ordinary course of the Business. Each of such receivables is free of Encumbrances and has not been placed for collection with any attorney, collection agency or similar Person. The Trade Accounts Payable as of the Closing Date will be reflected on Schedule 2.1.3.3 and are associated directly with the Business. Such payables have arisen in the ordinary course of the Business consistent with past practice.

5.5    Revenue and Raw Material Costs. Seller's revenue and raw material costs have been prepared and maintained in accordance with GAAP.

5.6    Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened, in each case, that relate to the Purchased Assets. Seller is not subject to any outstanding order, decree or ruling issued by any Governmental Body that relates to the Purchased Assets.

5.7    Brokerage Fees. No broker, finder or investment banker is entitled to any fee or commission from Seller for services rendered on behalf of Seller in connection with the transactions contemplated by this Agreement.

5.8    Compliance with Laws. Seller has operated and is operating the Business in compliance in all material respects with all Laws and regulations, federal, state, provincial or local, domestic or foreign applicable to Seller, the Purchased Assets or the Business.

5.9    Leases. Each Lease listed on Schedule 2.1.1.5 (which specifically excludes the Facility Lease) is valid and in full force and effect. Seller has complied in all material respects with its obligations under all of the Leases (which specifically excludes the Facility Lease) and no event has occurred or condition exists which constitutes or can reasonably be expected to constitute a material breach of the provisions of any such Lease by any other party thereto. Except as indicated on Schedule 2.1.1.5, all leased premises used by Seller in the Business, including all buildings and improvements thereon and all appurtenances thereunto belonging and all mechanical, electrical, plumbing, heating, ventilation and air conditioning systems serving such leased premises are, to Seller's Knowledge, in good working condition and otherwise in good condition and repair (subject to ordinary wear and tear).

5.10    Purchase Orders and Contracts. Each Purchase Order and Contract listed on Schedule 2.1.1.4 is valid and in full force and effect and, to the Knowledge of the Seller, there is no basis on which a Purchase Order or Contract will cease to be in full force and effect; provided that those Purchase Orders and Contracts requiring Consent to assign to Buyer for which Consent has not been received at Closing may be in default or terminate by their terms, each in accordance with the terms thereof, except for the Consents listed on Schedule 4.2.4 which shall be obtained prior to Closing. Seller has complied in all material respects with its obligations under all of the Purchase Orders and Contracts and no event has occurred or condition exists which constitutes or can reasonably be expected to constitute a material breach of any such Purchase Order or Contract by any other party thereto; provided that those Purchase Orders and Contracts requiring Consent to assign to Buyer for which Consent has not been received at Closing may be in default or terminate by their terms, each in accordance with the terms thereof, except for the Consents listed on Schedule 4.2.4 which shall be obtained prior to Closing.

5.11    Intellectual Property. Seller owns, or has the right to use, all of its Intellectual Property listed on Schedule 2.1.1.8. Except as provided on Schedule 2.1.1.8 hereto, no consents of any Person are required for Buyer to use the Intellectual Property which Seller does not own but has the right to use immediately after the Closing. There is no claim pending or, to the Knowledge of Seller, threatened against Seller alleging that its use of any Intellectual Property infringes upon the rights of any Person and, to the Knowledge of Seller, no Person is infringing upon the rights of Seller in its Intellectual Property. All letters, patents, registrations and certificates issued by any governmental agency relating to the Intellectual Property of Seller are valid and subsisting and have been properly maintained in all material respects. Complete copies of all documents pursuant to which Seller has acquired the right to use its Intellectual Property, or has licensed or otherwise permitted any other Person to use any of such Intellectual Property, have been delivered to Buyer.

5.12    Inventory. The Inventory listed on Schedule 2.1.1.1 is (i) usable or saleable in the ordinary course of the Business as presently conducted and (ii) carried on the books of Seller at an amount which reflects values not in excess of the lower of cost or market determined in accordance with GAAP applied on a consistent basis. All goods (including inventory) previously sold by Seller were in accordance in all material respects with Seller's specifications based on purchase orders (both oral and written) given by customers and/or confirmation numbers (both oral and written) provided by Seller to customers, and the Seller has not breached any express warranties in connection with the sale of any and all of such goods. The Inventory is in conformity in all material respects with all applicable contractual commitments, Laws and all express warranties.

5.13    Tax Matters.

5.13.1    Seller has properly prepared and filed, in a timely manner, all material Tax Returns, reports, related information and declarations (collectively, “Returns”) required of Seller by applicable Law and has paid or made provision for the payment of all Taxes related to the Business which have or may become due and no extension of time for filing any Return is presently in effect. Except as set forth in Schedule 5.13, Seller has not received any assessment for unpaid Taxes nor has agreed to any extension of time for the assessment of any federal, state, local, provincial, municipal or foreign Taxes for any period. Adequate provisions have been made for the payment of all current Taxes. There are no Encumbrances on the Purchased Assets as a result of any Tax liabilities, except for Taxes not yet due and payable.

5.13.2    Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which has a continuing effect.

5.14    Product Warranty. Each product sold or delivered by the Business has been sold and delivered in conformity in all material respects with all applicable contractual commitments, Laws and all express warranties, and, to Seller's Knowledge, Seller has no liability for replacement or repair thereof or other damages in connection therewith. No product sold or delivered is subject to any guaranty, warranty or other indemnity beyond Seller's applicable standard terms and conditions of sale, a copy of which is attached to Schedule 5.14.

5.15    Product Liability. To the Knowledge of Seller, Seller has no liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold or delivered by the Business prior to the Closing.

5.16    Labor and Employment Matters. Schedule 5.16 sets forth a complete and correct list of each employment agreement, severance agreement, deferred compensation agreement or similar arrangements to which Seller is a party or by which it is obligated. Seller is not a party to any collective bargaining agreement or similar arrangement. There are no material controversies, claims or grievances pending, or, to the Knowledge of Seller, threatened between Seller and any of its employees. Schedule 5.16 also identifies and describes all unfair labor practice charges, union organizing efforts, union certifications, bargaining unit definitions, demands for recognition or collective bargaining, strikes or work stoppages, union election results, National Labor Relations Board proceedings or related court cases relating to or affecting any employees of Seller since January 1, 2008.

5.17    Customers. Schedule 5.17 separately lists the ten (10) largest customers of Seller related to the Business (in terms of dollar volume of Seller's sales made to each customer) during the fiscal year ended December 31, 2012 and the six-month period ended June 30, 2013. Except as set forth on Schedule 5.17, to the Knowledge of Seller, no such customers have cancelled or otherwise terminated or, to the Knowledge of Seller, threatened to cancel or terminate its relationship with Seller. Except as set forth on Schedule 5.17, Seller has not received any written, or to Seller's Knowledge, oral, notice, nor does Seller have any Knowledge, that any existing customer intends to cancel or reduce the volume of purchases with Seller or, as a result of the transactions contemplated herein, with Buyer.

5.18    Licenses and Permits. Schedule 2.1.1.10 lists all Licenses and Permits required to conduct the Business as it is presently being conducted. All such Licenses and Permits are in full force and effect and, except as set forth on Schedule 2.1.1.10, all of which are assignable. Seller has operated the Business in compliance in all material respects with all of the terms and conditions set forth in such Licenses and Permits. No notice of any material violation of any such License or Permit has been received by Seller since January 1, 2008, or, to the Knowledge of Seller, recorded or published, and no proceeding is pending, or, to the Knowledge of Seller, threatened, to revoke any of them. No approval of or filing with a Governmental Body is required in order to consummate the transactions hereunder.

5.19    Maintenance of the Fixed Assets. Except as indicated on Schedule 2.1.1.3, the Fixed Assets have been maintained in all material respects in good repair, are in good condition, ordinary wear and tear excepted, and are useable in the ordinary course of the Business as it is presently being conducted.

5.20    Insurance. Schedule 5.20 sets forth a true and complete list showing the insurance company, insured and other parties, type and amount of coverage and deductibles of all insurance policies covering Seller and its owned or leased properties or employees. Such insurance policies are in full force and effect.

Seller is not in default in any material respect under any provision of any such policy nor has it failed to give notice or present any claim thereunder in a timely manner so as to bar recovery of any valid claim.

5.21    Financial Statements. Seller has delivered, or as of the Closing Date will have delivered, to Buyer the following financial statements and notes, true and correct copies of which are attached as Schedule 5.21 to this Agreement (collectively, the “Financial Statements”): (a) balance sheets of Seller as of each of December 31, 2010, December 31, 2011, and December 31, 2012, and the corresponding profit and loss statements of Seller for each of the calendar years ending December 31, 2010, December 31, 2011 and December 31, 2012; and (b) the balance sheet of Seller as of June 30, 2013, and the corresponding profit and loss statement of Seller as of June 30, 2013. Such Financial Statements present fairly the financial position of the Seller as of such date and the results of its operations for such period. The results shown by such Financial Statements reflect any extraordinary, exceptional or nonrecurring item as at the date thereof or for the period provided therein in each case as required to be reflected thereon consistent with past practices, and all such extraordinary, exceptional or nonrecurring item(s), if any, are identified as such and explained on Schedule 5.21.

5.22    Employee Benefit Plans. Except as set forth in Schedule 5.22, Seller maintains no Employee Plans. All Employee Plans listed in Schedule 5.22 are in compliance in all material respects with the requirements prescribed by applicable statutes, orders, governmental rules and regulations, and Seller has complied in all material respects with all applicable laws and regulations in the establishment and administration of the Employee Plans. Seller has performed all obligations required to be performed by it under the Employee Plans, and Seller is not in any respect in material violation of, any of the Employee Plans. All payments which are due for each Employee Plan have been timely paid, and all payments for any period ending on or before the Closing Date which are not yet due have been timely paid or accrued. No action, suit, proceeding, hearing or investigation is pending or threatened with respect to any Employee Plan. No Employee Plan is or has ever been subject to ERISA or the Code. Seller has not at any time contributed to or been a party to a multi-employer plan as defined in Section 3(37) of ERISA with respect to employees or former employees of Seller.

5.23    Environmental Matters.

5.23.1    The operation of the Business and the Purchased Assets have been and currently are in compliance in all material respects with the Environmental Permits and Environmental Laws. To the Knowledge of the Seller, there has been no Release or threat of Release of any Hazardous Substances (requiring investigation, assessment, remediation or monitoring under any Environmental Laws) in, on, under, or from any real property owned, leased or used in connection with the ownership or operation of the Business or the Purchased Assets. Seller has not received any written or, to Seller's Knowledge oral, notice from any governmental authority or any third party alleging any non-compliance with or any potential liability under any Environmental Law or Environmental Permit relating to the Business or the Purchased Assets.

5.23.2    To the Knowledge of the Seller, no underground storage tanks are located in, on or under any real property owned, leased or used in connection with the ownership or operation of the Business or the Purchased Assets. Any aboveground storage tanks used to store Hazardous Substances in or on any real property owned, leased or used in connection with the ownership or operation of the Business or the Purchased Assets are in compliance in all material respects with all Environmental Laws.

5.23.3    To the Knowledge of Seller, there is not currently and never has been any material mold, fungal or other microbial growth in or on any of the real property owned, leased or used in connection with the ownership or operation of the Business, or conditions that could reasonably be expected to result in material mold, fungal or microbial growth (e.g. material problems with the heating, ventilation and air conditioning system, water leaks or building materials known to be conducive to material mold, fungal or microbial growth), that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth or to remedy the conditions that could reasonably be expected to result in such material growth.

5.24    Undisclosed Liabilities. Seller has not incurred any material liabilities which are not reflected in the Financial Statements.

5.25    Full Disclosure. None of the representations and warranties made in this Section 5 contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller and covenants with Seller, as set forth below in this Section 6.
6.1    Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer possesses the full limited liability company power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

6.2    Authority; Non-Contravention. Buyer has the right, power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer has been duly authorized by all necessary limited liability company action on the part of Buyer. Buyer's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby: (a) does not constitute a violation of or default under its articles or certificates of formation, or other organizational documents; (b) does not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any contract to which Buyer is a party or by which Buyer is bound; (c) do not constitute a violation of any Law or Judgment that is applicable to it or to its businesses or assets, or to the transactions contemplated by this Agreement; and (d) do not require the Consent of any Person. This Agreement constitutes a legal, valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws affecting creditors' rights generally.

6.3    Brokerage Fees. No broker, finder or investment banker is entitled to any fee or commission from Buyer for services rendered on behalf of Buyer in connection with the transactions contemplated by this Agreement.

6.4    Solvency. At and immediately after the Closing, the Buyer will be solvent and capable of meeting its obligations as they become due, and will have assets exceeding its liabilities and a reasonable amount of capital for the conduct of its business.

6.5    No Other Representations or Warranties. The Buyer acknowledges and agrees that, except for the representations and warranties of the Seller contained in Section 5, the Seller is not making any representation or warranty regarding the Seller, the Purchased Assets or the Business.

SECTION 7. ADDITIONAL AGREEMENTS

7.1    Post-Closing Cooperation of the Parties; Further Assurances. From and after the Closing Date: (a) Seller shall cooperate with Buyer to transfer to Buyer the full control and enjoyment of the Purchased Assets; and (b) Seller shall promptly deliver to Buyer or cause to be delivered to Buyer all correspondence, papers, documents and other items and materials received by it or found to be in its possession or control which pertain to the Purchased Assets. In furtherance of the foregoing, Buyer shall promptly take all actions and do all things necessary in order for Buyer to take physical possession of the Purchased Assets which constitute tangible personal property. At any time and from time to time after the Closing Date, at Buyer's request, Seller shall use commercially reasonable efforts to execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as Buyer may reasonably request, in order to fully consummate the transactions contemplated by this Agreement and fully carry out the purposes and intent of this Agreement. Additionally, Seller agrees to use commercially reasonable efforts to assist Buyer with any and all reasonable claims that it may make against the Tail Policy.

7.1.1    Accounts Receivable. To the extent Seller collects or receives funds after Closing, either directly or via direct deposit into a current or former bank account in Seller's name, which funds are to be credited against the Accounts Receivable purchased by Buyer, Seller agrees to (i) remit any such funds to Buyer within three (3) business days of receipt of such funds, (ii) use commercially reasonable efforts to cooperate with Buyer in its efforts to ensure such funds credited against the Accounts Receivable are paid to Buyer, including, but not limited to, working with Amalgamated Bank to ensure that wired and other deposited funds collected against Accounts Receivable into Seller's current or former Amalgamated Bank account(s) are transferred to Buyer within three (3) business days of receipt of such funds, and (iii) provide Buyer with reasonable access to Seller's books and records relating to the Accounts Receivable and the collection of funds to be credited against the Accounts Receivable. Buyer agrees to pay Amalgamated Bank for any reasonable bank fees or charges related to Seller's former accounts kept open post-Closing for the purpose of collecting funds against the Accounts Receivable.

7.2    Employee Matters. Schedule 7.2 contains a list of all employees of Seller employed in the Business. At Closing, the employment by Seller of all such employees shall be terminated. Buyer shall offer employment to some of such employees upon such terms and with any such employee benefit plan (collectively, “Buyer Benefit Plans”) as Buyer determines, subject to the provisions of this Section 7.2. The employees who elect to become employees of Buyer are referred to as “Transferred Employees.” Employees who are not offered employment by Buyer, or who do not elect to become employees of Buyer, are referred to as “Non-Transferred Employees.” Unless otherwise required by applicable Law or otherwise prohibited by the Buyer Benefit Plans, Transferred Employees shall be eligible for Buyer Benefit Plans effective as of the commencement date of each employee's employment with Buyer and, unless otherwise required by applicable Law or otherwise prohibited by such Buyer Benefit Plan, Buyer shall, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes. Buyer agrees and acknowledges that it will be responsible for providing or continuing group health plan continuation coverage under Section 4980B of the Internal Revenue Code and Sections 601 through 609 of ERISA (“COBRA”) to all ”M&A qualified beneficiaries” as required by COBRA and Treasury Regulation Section 54.4980B-9.

7.3    Non-Competition Covenant of Seller.

7.3.1    In consideration of the purchase by Buyer of the Purchased Assets, Seller shall not, during the Non-Compete Period and within the Territory, in any manner, directly or indirectly or by assisting any other Person, (i) own, control, manage, engage in, fund, finance or be a consultant for any business competitive with the Business, except that the ownership of Seller of not more than three percent of the shares of stock of any corporation having a class of equity securities actively traded on an national securities exchange shall not be deemed by violate the prohibitions of this paragraph, (ii) recruit, solicit, induce or hire (except as a result of a general advertisement), or attempt to induce, any of the employees of Buyer or terminate their employment with, or otherwise cease their relationship with, Buyer, or (iii) solicit, divert, or attempt to divert, the business of the clients, suppliers, licensors, licensees, franchisees, customers, accounts or business relations, or prospective clients, suppliers, licensors, licensees, franchisees, customers, accounts or business relations, of the Business.

7.3.2    In the event a judicial or arbitral determination is made that any provision of this Section 7.3 constitutes an unreasonable or otherwise unenforceable restriction against Seller, provisions of this Section 7.3 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 7.3 and to apply the provisions of this Section 7.3 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. If any restriction set forth in this Section 7.3 is found by any court of competent jurisdiction or arbitration panel to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it is the intent of the Parties hereto that it extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.3.3    The restrictions contained in this Section 7.3 are necessary for the protection of the business and goodwill of Buyer and are considered by Seller to be reasonable for such purpose. Seller expressly acknowledges the value of the consideration received in connection with this Section 7.3, agrees that any breach of this Section 7.3 will cause Buyer substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available at law or equity, Buyer shall have the right to seek specific performance and injunctive relief.

7.4    Taxes.

7.4.1    All property Taxes and special assessments payable in respect of any property transferred in connection with the transactions contemplated by this Agreement shall be prorated between the parties on the basis of actual days elapsed between the commencement of the current fiscal Tax year and the Closing Date, based on a 365-day year. Ad Valorem taxes, if any, for 2013 on personal property shall be pro-rated outside of Closing when Buyer receives the 2013 tax bill and sends the same to Seller, along with the Buyer's computations of the amount it estimates is owed by Seller for its share of such taxes. For the avoidance of doubt, the Parties agree that this Section 7.4 does not apply in any way to the Facility Lease.

7.4.2    All sales and transfer Taxes and fees (including filing fees, if any) incurred in connection with the consummation of the transactions contemplated by this Agreement will be borne by Seller. Seller, at its own expense, will file on a timely basis all necessary Tax returns and other documents required to be filed with respect to all such Taxes and filing fees. Buyer will cooperate with Seller to the extent necessary to enable it to make such filings and join in the execution of any Tax returns or other documents as may be necessary to enable Seller to comply with the provisions of this Section 7.4.

7.5    Bulk Sales Laws. The parties hereto waive compliance with the provisions of any “bulk sales laws” or similar Laws of any state or other jurisdiction which may be applicable to the transactions contemplated hereby or that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

7.6    Proration of Lease Payments, Utility Charges, etc. Any installment of rent due on any Lease (but specifically excluding the Facility Lease) which is a Purchased Asset and any utility or similar charge payable with respect to the period in which the Closing occurs shall be prorated, based on the actual number of days applicable to pre-Closing and post-Closing occupancy or use; provided that to the extent any of such installments or charges are Assumed Liabilities hereunder, such charges shall be for the account of the Buyer. Seller shall be liable for all utility charges for all periods prior to Closing, and Buyer shall be liable for all utility charges after Closing; provided that to the extent any of such charges are Assumed Liabilities hereunder, such charges shall be for the account of the Buyer. For the avoidance of doubt, Buyer shall not assume or have any liability with respect to the Facility Lease either before or after Closing.

7.7    Mail Received After Closing. Following the Closing, Buyer may open all mail, email, telegrams and other communications and packages it receives which are addressed to Seller and deal with the content thereof in its reasonable discretion to the extent that the content thereof relates to the Business, the Purchased Assets or the Assumed Liabilities. Buyer agrees to promptly deliver to Seller all other such material it receives which is addressed to Seller and does not relate to the Business, Purchased Assets or Assumed Liabilities. Seller agrees to promptly deliver to Buyer all mail, email, telegrams and other communications and packages it receives related to the Business, Purchased Assets or Assumed Liabilities.

7.8    Public Announcements. Shortly after Closing, Buyer, or an Affiliate of Buyer, will issue a Form 8-K (including press release), Form 8-K/A and other securities filings (collectively, the “Filings”) referencing the transaction which such Filings shall not mention Seller's members by name. Except in such Filings, neither Seller nor Buyer shall disclose to any Person, other than an Affiliate of such Party, the financial or other terms of this Agreement without the prior written consent of the other Party, unless required to do so by a Governmental Body or Law or in accordance with the terms hereof. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Parties hereto (and each employee, representative or other agent of a Party) may disclose to any and all Persons the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind that are provided to the Parties relating to such Tax treatment and Tax structure.

7.9    Retention of Books and Records. For a period of five years after the Closing, the parties shall retain their books and records relating to the Purchased Assets and the Assumed Liabilities and shall make such books and records (or copies thereof) available to the other parties or their agents, at reasonable times and upon reasonable notice, after the Closing Date.

7.10    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses; provided that any audit of Seller's financial statements conducted in connection with the transactions contemplated hereby shall be paid by Buyer.

7.11    Facility Lease. The Parties agree that the Facility Lease is an Excluded Liability for which Buyer has no liability whatsoever. Notwithstanding the provisions of Section 8 of this Agreement and both

Parties acknowledging the Mutual Release between RWJ Enterprises, LLC and Seller dated July 19, 2013, Seller agrees to fully indemnify and hold Buyer harmless from any and all claims or demands (including, the costs and expenses of any and all actions, suits, Proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) that have been or may be asserted by RWJ Enterprises, LLC or any other Person for Seller's breach or nonperformance under the Facility Lease. Furthermore, Seller and Buyer acknowledge that at or before Closing, Buyer or one of its Affiliates will own the real property located at 300 International Boulevard, Fountain Inn, South Carolina and will assume the legal position of RWJ Enterprises, LLC under the Facility Lease. At Closing, Buyer, or its appropriate Affiliate, and Seller agree to terminate the Facility Lease, and upon such termination, Buyer shall release Seller from any liability with respect to amounts payable pursuant to the Facility Lease, including without limitation basic rent, additional rent, taxes, insurance premiums, late fees, penalties, and interest, and/or repayment of any capital improvement loans made by the lessor under the Facility Lease to Seller pursuant to the Facility Lease or seek any other payments from Seller for the period between Buyer or its Affiliate's purchase of the facility and the Closing.

7.12    Formulae. Promptly following Closing, Seller agrees to use commercially reasonable efforts to provide Buyer with any other formulae that may have been inadvertently omitted from Schedule 2.1.1.9, including, but not limited to, written set up sheets, set up procedures and operator know how (to the extent documented in writing) related to the formulae set forth on Schedule 2.1.1.9. For the avoidance of doubt, the parties acknowledge that Seller has possession of and access to certain customer-owned formulae. Although the parties agree that these customer-owned formulae are not part of the Purchased Assets, the customer-owned formulae that Seller has possession of and access to shall be listed separately on Schedule 2.1.1.9, and Seller shall grant possession of and access to such listed customer-owned formulae to Buyer at Closing. Buyer agrees to use reasonable care with respect to the customer-owned formulae in compliance with any applicable contracts with respect thereto.

7.13    “Tail” Insurance Coverage. At Closing, Seller shall deliver to Buyer, the Tail Policy.

7.14    Customer Owned Inventory. The Parties acknowledge and agree that Seller historically has kept inventory owned by certain customers in its possession at its facility and that there will be such inventory at Seller's facility at Closing. The Parties agree that the customer owned inventory at Seller's facility at Closing (the “Customer Owned Inventory”) will be counted at or immediately prior to Closing. At Closing, Seller agrees to transfer possession and Buyer agrees to accept transfer of possession of the Customer Owned Inventory. Buyer agrees to act in good faith according to commercially reasonable standards to administer and manage the Customer Owned Inventory after Closing. Any disputes relating to Customer Owned Inventory shall be, if determined adversely to the Business by Buyer, in its sole discretion, paid by making a claim against the Tail Policy. The Parties agree that any customer owned inventory that Buyer accepts from a customer after Closing shall be excluded from the definition of Customer Owned Inventory.

SECTION 8. INDEMNIFICATION
8.1    Indemnification.

8.1.1    From and after the Closing Date and subject to the remaining provisions of this Section 8 (including Section 8.1.6 hereto), Seller shall indemnify, defend and hold harmless Buyer and each of its Affiliates and their respective directors, officers, employees, agents and representatives (each a “Buyer Indemnified Party”) from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages, payments, costs and expenses (including, the costs and expenses of any and all actions, suits, Proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys'

fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Buyer Indemnified Party relating to, resulting from or arising out of (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement, (ii) any breach by Seller of any of the representations and warranties contained in Section 5 hereof, (iii) any Excluded Liabilities, (iv) the quantity of the Customer Owned Inventory transferred by Seller to Buyer at Closing, and (v) any liability other than a an Assumed Liability arising out of the operation by Seller of the Business or its ownership, use or operation of the Purchased Assets prior to the Closing.

8.1.2    From and after the Closing Date and subject to the remaining provisions of this Section 8), Buyer shall indemnify, defend and hold harmless Seller and each of its Affiliates and their respective directors, officers, employees, agents, members and representatives (each a “Seller Indemnified Party”) from and against any and all Indemnifiable Losses asserted against or suffered by any Seller Indemnified Party relating to, resulting from or arising out of (i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, (ii) any breach by Buyer of any of the representations and warranties contained in Section 6 hereof, (iii) the Assumed Liabilities, (iv) the operation by Buyer of the Business or its ownership, use or operation of the Purchased Assets after the Closing, and (v) any claim or Proceeding made or brought by any shareholder of Buyer relating to the transactions contemplated hereby.

8.1.3    Any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) having a claim under these indemnification provisions shall use commercially reasonable efforts to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced to the extent that the Indemnitee has received any insurance proceeds with respect to an Indemnifiable Loss.

8.1.4    The rights and remedies of Seller and Buyer under this Section 8 (including Section 8.1.6) are exclusive and in lieu of such rights and remedies as Seller and Buyer may otherwise have under this Agreement, under applicable Law or in equity or otherwise for any breach of representation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party hereto (whether willful, intentional or otherwise), other than claims arising from fraud, intentional misconduct or criminal conduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement.

8.1.5    Notwithstanding anything to the contrary herein, no Person (including an Indemnitee) shall be entitled to recover from any other Person (including any Party required to provide indemnification under this Agreement (an “Indemnifying Party”)) any amount in excess of the actual damages, court costs and reasonable attorneys' fees and disbursements suffered by such Party. In furtherance of the foregoing, Buyer and Seller hereby irrevocably waive any right to recover punitive, indirect, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement (other than with respect to indemnification for a Third Party Claim).

8.1.6    Notwithstanding anything contained in this Section 8 to the contrary, all Indemnifiable Losses determined to be payable by the Seller hereunder shall be paid solely by the making of a claim against the Tail Policy (to the extent such claim would be covered thereby) and no other recourse by a Buyer Indemnified Party shall be sought against any of Seller, its officers, directors, members, employees, representatives or agents with respect thereto (including any Indemnifiable Losses which constitute a “deductible” under such Tail Policy), coverage under such Tail Policy being the sole and exclusive remedy of any Buyer Indemnified Party for any indemnification claim hereunder. In the event such Tail Policy does not cover an Indemnifiable Loss, the applicable Buyer Indemnified Party shall have no recourse against any of Seller, its officers, directors, members, employees, representatives or agents with respect thereto. The

Seller and the Buyer agree that the purpose of this Section 8.1.6 is to make it clear that the Buyer is to have no remedy against Seller, except as provided by this Section 8.1.6 or except in the case of a breach of Sections 5.1, 5.2.1 or 5.7 or in the case of fraud, intentional misconduct or criminal conduct. The Buyer acknowledges that this Section 8.1.6 has been negotiated fully by the Buyer and the Seller and that the Seller would not have entered into this Agreement but for the inclusion of this Section 8.1.6.

8.1.7    All of the representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect until the earlier of (i) three (3) years after the Closing Date or (ii) expiration or termination of the Tail Policy, except that (a) the representations and warranties contained in Sections 5.1, 5.2.1, 5.7, 6.1, 6.2 and 6.3 shall survive until the expiration of the applicable statute of limitations, at which time they shall lapse and (b) any representation or warranty as to which an Indemnifiable Loss shall have been asserted in writing during the applicable survival period (which writing shall state with specificity the nature and amount of such Indemnifiable Loss) shall continue in effect with respect to such Indemnifiable Loss until such Indemnifiable Loss shall have been finally resolved or settled, provided that notice of the inaccuracy or breach or potential inaccuracy or breach thereof or other claim giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The covenants and agreements contained in this Agreement shall remain in effect until the expiration of such covenants and agreements pursuant to their express terms. Notwithstanding the foregoing, the representations and warranties contained in Section 5.13 shall survive until the date following the expiration of all periods allowed for objecting or appealing the final determination of any Proceedings relating to any assessment, reassessment or additional assessment of Seller by any Governmental Body in respect of any Tax period ending prior to the Closing Date. For these purposes, a final determination shall mean either (w) the expiry of the delay to appeal from or object to the relevant assessment, reassessment or additional assessment by the Taxing Authority if no appeal is taken or no objection is made, or (x) the entering into of any agreement by Seller and a said Taxing Authority in settlement of a dispute regarding such assessment, reassessment, additional assessment or proposed assessment, reassessment or additional assessment or (y) the decision by a court or tribunal of competent jurisdiction regarding the relevant assessment, reassessment or additional assessment from which no appeal may be taken, or (z) the expiry of the period during which an appeal may be taken from a decision of a court or tribunal of competent jurisdiction regarding the relevant assessment, reassessment or additional assessment. In addition, notwithstanding the foregoing, any claim for breach of Section 5.3 by Seller or any breach of any of the representations and warranties of the Seller contained in this Agreement involving fraud or fraudulent misrepresentation shall survive the Closing and continue in full force and effect without limitation of time.

8.1.8    Defense of Claims. If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or Proceeding made or brought by any Person who is not a Party to this Agreement or any Affiliate of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the following terms and provisions shall apply:

8.1.8.1 The Indemnitee shall give written notice to the Indemnifying Party of any Third Party Claim which might give rise to a claim for indemnification, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnitee in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

8.1.8.2 If any Third Party Claim is brought against an Indemnitee with respect to which the Indemnifying Party may have an obligation to indemnify, the Third Party Claim may be defended by the Indemnifying Party, by giving written notice thereof to the Indemnitee within thirty (30) days after receiving notice of such Claim.

8.1.8.3 Notwithstanding the provisions of the previous subsection, until the Indemnifying Party shall have assumed the defense of any such Third Party Claim, the defense shall be handled by the Indemnitee. Furthermore, (i) if the Indemnitee shall have reasonably concluded that there are likely to be defenses available to the Indemnitee that are different from or in addition to those available to the Indemnifying Party; (ii) if the Indemnifying Party fails to provide the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnifying Party has sufficient financial resources to defend and fulfill its indemnification obligation with respect to the Third Party Claims; (iii) if the Third Party Claim involves other than money damages and seeks injunctive or other equitable relief; (iv) if the Third Party Claim is asserted directly by or on behalf of a Person that is an employee, contractor, supplier, vendor or customer of Buyer; or (v) if a judgment against the Indemnitee will, in the good faith opinion of the Indemnitee, establish a custom or precedent which will be adverse to the best interests of its continuing business, the Indemnifying Party shall not be entitled to assume the defense of the Third Party Claim and the defense shall be handled by the Indemnitee. If the defense of the Third Party Claim is handled by the Indemnitee under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnitee in conducting such defense.

8.1.8.4 In any Third Party Claim defended by the Indemnifying Party (i) the Indemnitee shall have the right to be represented by advisory counsel and accountants, at its own expense, (ii) the Indemnifying Party shall keep the Indemnitee fully informed as to the status of such Third Party Claim at all stages thereof, whether or not the Indemnitee is represented by its own counsel, (iii) the Indemnifying Party shall make available to the Indemnitee, and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such Third Party Claim and (iv) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of the Third Party Claim.

8.1.8.5 In any Third Party Claim, the party defending the same shall not make any settlement of any claim without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnitee or its assets, employees or business, or relief which the Indemnitee reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.
8.1.9    Adjustments to Purchase Price. Any indemnity payment under this Agreement will be treated as an adjustment to the Purchase Price, unless otherwise provided by law.

SECTION 9. OTHER PROVISIONS

9.1    Fees and Expenses. Buyer shall pay all of the fees and expenses incurred by Buyer, and Seller shall pay all of the fees and expenses incurred by Seller, in negotiating and preparing this Agreement (and all other agreements and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby.

9.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next Business Day when delivered to a nationally recognized overnight courier or by electronic mail or five (5) Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address, e-mail address or facsimile number specified below (or at such other physical address, e-mail address or facsimile address for a Party as shall be specified by like notice; provided that notices of a change of physical address, e-mail address or facsimile number shall be effective only upon receipt thereof):

If to Buyer, to:

CRI Tolling, LLC
c/o Synalloy Corporation
4301 Dominion Boulevard
Suite 130
Glen Allen, Virginia 23060
Attention: Craig C. Bram, President & CEO
Fax: (804) 822-3270
Email: cbram@synalloy.com

With copies to:

LeClairRyan, A Professional Corporation
951 East Byrd Street
Eighth Floor
Richmond, Virginia 23219
Attention: Grant S. Grayson, Esquire
Fax: (804) 916-7261
Email: grant.grayson@leclairryan.com

If to Seller, to:

Color Resources, LLC
c/o Agincourt Capital Partners LLC
590 Madison Avenue, 21st Floor
New York, NY 10022
Attention: B. Andrew H. Spence
Email: aspence@agincourtcp.com

With copies to:

Sherry L. Countryman, Esq.
Countryman Law LLC
14 Zamora Street
Boston, MA 02130
Email: sherry@sherrycountrymanlaw.com

9.3    Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto and the Confidentiality and Non-Circumvent Agreement, dated April 8, 2013, between Buyer and Synalloy Corporation, states the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. The Agreements and the Exhibits and Schedules hereto may be amended at any time prior to Closing provided that any such amendment is approved in writing by each of the Parties.

9.4    Assignment. This Agreement shall bind, benefit, and be enforceable by and against Buyer and the Seller and their respective successors and assigns. No Party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other Party.

9.5    Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

9.6    Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

9.7    Counterparts. This Agreement may be executed in any number of counterparts, including by .pdf/e-mail, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

9.8    Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

9.9    References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

9.10    Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

9.11    Jurisdiction and Process. In any action between or among any of the Parties arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of South Carolina, (b) if any such action is commenced in a state court, then, subject to applicable law, no Party shall object to the removal of such action to any federal court located in the State of South Carolina, (c) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.2, and (d) the prevailing Party shall be entitled to recover its reasonable attorneys' fees, costs, and disbursements from the other Parties (in addition to any other relief which the prevailing Party may be entitled).

[SIGNATURES APPEAR ON THE NEXT PAGE]

INTENDING TO BE LEGALLY BOUND HEREBY, the Parties have executed or caused to be executed this Asset Purchase Agreement effective as of the day and year first above written.

CRI TOLLING, LLC

By: ________________________________
Name:     Craig C. Bram
Title:     CEO

COLOR RESOURCES, LLC

By: ________________________________
Name:     Tony Jones
Title:     President

EXHIBIT 1

DEFINED TERMS

“Affiliate” of a Person means a Person who, directly or indirectly through one or more subsidiaries, controls or is controlled by, or is under common control with, such Person.

“Agreement” shall have the meaning given to such term in the Introduction herein.

“Assumed Liabilities” shall have the meaning given to such term in Section 2.1.3 herein.

“Basket” shall have the meaning given to such term in Section 8.1.7 herein.

“Business” shall have the meaning given to such term in the Recitals herein.

“Buyer” shall have the meaning given to such term in the Introduction herein.

“Buyer Benefit Plans” shall have the meaning given to such term in Section 7.2 herein.

“Buyer Indemnified Party” shall have the meaning given to such term in Section 8.1.1 herein.

“Closing” shall have the meaning given to such term in Section 4.1 herein.

“Closing Date” shall have the meaning given to such term in Section 4.1 herein.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any applicable, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing), of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

“Customer Lists” shall have the meaning given to such term in Section 2.1.1.6 herein.

“Customer Owned Inventory” shall have the meaning given to such term in Section 7.15 herein.

“Encumbrance” means any liens, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, hypothecate or other encumbrance, claim, burden or charge of any nature.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environment” means surface water, groundwater, drinking water supply, land surface or subsurface strata or ambient air, flora and fauna.

“Environmental Laws” means all governmental Laws, rules, regulations, orders, consent orders, judgments, directives, decrees, policies or guidance whether federal, state, local, foreign or domestic relating to the Environment or to public health and safety or worker health and safety, or to land use, historic preservation, zoning, green or open space, or flora or fauna protection.

“Environmental Permits” means governmental permits, approvals and authorizations, whether federal, state or local, domestic or foreign, which relate to the Environment or to public health and safety or worker health and safety, or to land use, historic preservation, zoning, green or open space or flora and fauna protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall have the meaning given to such term in Section 2.1.2 herein.

“Excluded Liabilities” shall have the meaning given to such term in Section 2.1.4 herein.

“Facility Lease” shall have the meaning given to such term in Section 2.1.4 herein.

“Filings” shall have the meaning given to such term in Section 7.8 herein.

“Financial Statements” shall have the meaning given to such term in Section 5.21 herein.

“Fixed Assets” shall have the meaning given to such term in Section 2.1.1.3 herein.

“GAAP” means generally accepted accounting principles under current United States of America accounting rules and regulations, consistently applied.

“Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, provincial, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board (including any federal, state, provincial or local board(s) of medicine), instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (c) multi-national organization or body; or (d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, policy, military or taxing authority or power of any nature.

“Hazardous Substances” means hazardous substances as defined by 42 U.S.C. § 9601(14).

“including” means including but not limited to.

“Indemnifiable Loss” shall have the meaning given to such term in Section 8.1.1 herein.

“Indemnifying Party” shall have the meaning given to such term in Section 8.1.5 herein.

“Indemnitee” shall have the meaning given to such term in Section 8.1.3 herein.

“Intellectual Property” means any and all of Seller's trademarks, trade names, including, but not limited to, the names “CRI and “Color Resources” and the web domain “www.critoll.com”, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, Trade Secrets, inventions, computer programs, and all other intangible assets, properties and rights used in connection with the Business.

“Inventory” shall have the meaning given to such term in Section 2.1.1.1 herein.

“Judgment” means any order, writ, injunction, citation, award, decree, administrative order or agreement or other judgment of any nature of any Governmental Body.

“Knowledge of Seller” and similar phrases means that (i) neither Tony Jones nor David Gustavson had knowledge, after reasonable inquiry, that the statement made is incorrect or (ii) Andrew Spence did not have actual knowledge that the statement made is incorrect.

“Law” means any provision of any foreign, federal, state, provincial or local law, common law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline.

“Leases” shall have the meaning given to such term in Section 2.1.1.5 herein.

“Licenses and Permits” shall have the meaning given to such term in Section 2.1.1.10 herein.

“Non-Compete Period” shall mean a period of five (5) years after the Closing Date.

“Non-Transferred Employees” shall have the meaning given to such term in Section 7.2 herein.

“Party” and “Parties” shall have the meaning given to such terms in the Introduction herein.

“Person” means any individual, Entity or Governmental Body.

“Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, arbitration, administrative hearing or other proceeding of any nature.

“Purchase Orders and Contracts” shall have the meaning given to such term in Section 2.1.1.4 herein.

“Purchase Price” shall have the meaning given to such term in Section 3.1.1 herein.

“Purchased Assets” shall have the meaning given to such term in Section 2.1.1 herein.

“Records” shall have the meaning given to such term in Section 8.1.9 herein.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Returns” shall have the meaning given to such term in Section 5.13.1 herein.

“Seller” shall have the meaning given to such term in the Introduction herein.

“Seller Indemnified Party” shall have the meaning given to such term in Section 8.1.2 herein.

“Tax” means: (a) any foreign, federal, state, provincial or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, escheat, unclaimed property, retirement or other tax of any nature; or (b) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-Governmental Body exercising tax regulatory authority.

“Tax Returns” means all federal, state, provincial, local, foreign and other Tax returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendments thereto.

“Territory” means the United States of America.

“Third Party Claim” shall have the meaning given to such term in Section 8.1.9 herein.

“Trade Accounts Payable” means the payables incurred by Seller in the ordinary course of operating the Business, whether or not evidenced by any contract.

“Trade Accounts Receivable” means any right to payment for goods sold or for services rendered by the Business, whether or not evidenced by any contract.

“Trade Secrets” means trade secrets and confidential information and other non-public information, including formulae, know‑how, manufacturing and production processes and techniques, testing information, research and development information, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys and customer lists and information.

“Transferred Employees” shall have the meaning given to such term in Section 7.2 herein.

SCHEDULES

Schedule 2.1.1.1    -    Inventory
Schedule 2.1.1.2    -    Trade Accounts Receivable
Schedule 2.1.1.3    -    Fixed Assets
Schedule 2.1.1.4    -    Purchase Orders and Contracts
Schedule 2.1.1.5    -    Leases
Schedule 2.1.1.8    -    Intellectual Property
Schedule 2.1.1.9    -    Formulae
Schedule 2.1.1.10    -    Licenses and Permits
Schedule 2.1.2        -    Excluded Assets
Schedule 2.1.3.3    -    Trade Accounts Payable
Schedule 3.2        -    Allocation Statement
Schedule 4.2.4        -    Obtained Consents
Schedule 5.2.2.2    -    Non-contravention
Schedule 5.2.3        -    Consents
Schedule 5.13        -    Taxes
Schedule 5.14        -    Standard Terms and Conditions
Schedule 5.16        -    Labor and Employment Matters
Schedule 5.17        -    Customers
Schedule 5.20        -    Insurance
Schedule 5.21        -    Financial Statements
Schedule 5.22        -    Employee Benefit Plans
Schedule 7.2        -    Employee Matters

Exhibit 4.2.1
Form of Bill of Sale
See attached.

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT (“Bill of Sale”) is made as of August 26, 2013 by COLOR RESOURCES, LLC, a Delaware limited liability company (“Seller”), in favor of CRI TOLLING, LLC, a South Carolina limited liability company (“Buyer”).

RECITALS

A.    Seller and Buyer are parties to an Asset Purchase Agreement (the “Agreement”) between Seller and Buyer dated of even date herewith. Defined terms used in this Bill of Sale shall have the same meaning as they have in the Agreement unless the context provides otherwise.

B.    The Agreement provides, among other things, that for the consideration provided therein, Seller will sell to Buyer the Purchased Assets.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1.    Seller hereby sells, transfers, conveys, assigns and delivers to Buyer the Purchased Assets.

2.    Notwithstanding the foregoing, it is hereby expressly acknowledged and agreed that Seller is not selling, transferring, assigning or conveying to Buyer, and that Buyer is not acquiring, any of the Excluded Assets.

3.    This Bill of Sale shall be subject to the terms and conditions set forth in the Agreement and nothing contained in this Bill of Sale shall be construed to limit, terminate or expand the representations, warranties or covenants set forth in the Agreement.

4.    This Bill of Sale may be executed by facsimile or portable document format signature, which shall have full force and effect as if the original.

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IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed by its duly authorized officer as of the date first above written.

COLOR RESOURCES, LLC

By:    __________________________________________
Name:    Tony Jones
Title:    President

Exhibit 4.2.2
Form of Assignment and Assumption Agreement
See attached.

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assumption Agreement”) is made as of August 26, 2013 by and between CRI Tolling, LLC, a South Carolina limited liability company (the “Buyer”), and Color Resources, LLC, a Delaware limited liability company (the “Seller”).

RECITALS

A.    Buyer and Seller are parties to an Asset Purchase Agreement (the “Agreement”) dated as of August 19, 2013 between Seller and Buyer. Defined terms used in this Assumption Agreement shall have the same meaning as they have in the Agreement unless the context provides otherwise.

B.    The Agreement provides, among other things, that for the consideration provided therein, Buyer will assume the Assumed Liabilities of Seller.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Seller hereby assigns, and Buyer hereby assumes, all of the Assumed Liabilities.

2.    It is expressly understood that all liabilities and obligations of Seller not explicitly included in the Assumed Liabilities shall remain the liabilities and obligations of Seller, including the Excluded Liabilities.

3.    The assumption by Buyer of the Assumed Liabilities shall not be construed to defeat, impair or limit in any way any rights of Buyer to dispute the validity or amount thereof, but in the event it chooses to contest or dispute the validity or amount of any such liability, Buyer agrees to indemnify and hold Seller harmless from any liability arising from such contest or dispute.

4.    Neither the making nor the acceptance of this Assumption Agreement shall enlarge, restrict or otherwise modify the terms of the Agreement or constitute a waiver or release by Seller or Buyer of any liabilities, duties or obligations imposed upon any of them by the terms of the Agreement. In furtherance of the foregoing, in the event that any provision of this Assumption Agreement shall be construed to conflict with any provision of the Agreement, the provision in the Agreement shall govern.

5.    This Assumption Agreement shall be binding upon and inure to the benefit of Seller, Buyer and their respective successors and permitted assigns.

6.    This Assumption Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Assumption Agreement may be executed by facsimile or portable document format signature, which shall have full force and effect as if original.

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IN WITNESS WHEREOF, Buyer and Seller have caused this Assignment and Assumption Agreement to be signed by their duly authorized officers as of the date first above written.

COLOR RESOURCES, LLC

By:    __________________________________________
Name:    Tony Jones
Title:    President

CRI TOLLING, LLC

By:    __________________________________________
Name:    Craig C. Bram
Title:    CEO